Exhibit 16.1

January 26, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Cardinal Financial Corporation (the Company) and, under the date of March 16, 2015, we reported on the Company’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013 and the effectiveness of internal control over financial reporting as of December 31, 2014. On January 20, 2016, we were notified that the Company engaged Yount, Hyde and Barbour, P. C. as its principal accountant for the year ending December 31, 2016 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, and the issuance of our reports thereon.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 26, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that Yount, Hyde & Barbour, P.C. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statement or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMP LLP